Exhibit 99.1
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FOR IMMEDIATE RELEASE                           CONTACT:   Frank W. Wingate
October 11, 2001                                           President, CEO
                                                           (864) 297-6333




                NEW COMMERCE BANK ANNOUNCES NEW SENIOR LEADERSHIP
             Frank Wingate selected as bank's new president andCEO.


GREENVILLE, SC - The Board of Directors of New Commerce BanCorp, holding company for New Commerce Bank, today announced the appointment of Frank W. Wingate as president and chief executive officer, and director of both the holding company and bank.

Wingate, a banking veteran of 17 years, brings a wealth of experience including retail banking, commercial banking and various executive management positions. He has served in senior capacities at financial institutions in both Georgia and South Carolina including the organizing president and chief executive officer of The Community Bank of Greenville.

"We feel very fortunate to have Frank Wingate return to the Upstate," said Marsh Collins, chairman of the board for New Commerce Bank. "We went through an exhaustive search to find the right person for this job and thoroughly believe Frank is the ideal candidate. He will serve our clients and our community well."

Wingate is a native of Cornelia, Georgia and a graduate of Clemson University. He also successfully completed the program of work at The Graduate School of Banking of the South at Louisiana State University. He is married and has two daughters.

New Commerce Bank operates two locations in Greenville County. The Bank's main office is located on East Butler Road at I-385, and its branch is located on Woodruff Road at Batesville Road.

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the future plans and expectations, including those related to the above-referenced lawsuit, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.